Exhibit 10.13

July 10th, 2020

Re: Offer Letter

Dear Kingsley,

On behalf of Xos, Inc. (the “Company”), I am pleased to offer you employment with Xos, Inc. in the position of Chief Financial Officer, beginning on July 13th, 2020 (the “Start Date”). In that position, you will report to the Chief Executive Officer of the Company.

Beginning on the Start Date, you will be paid a base salary at the annual rate of $215,000.00. Your compensation will be paid in regular installments in accordance with the Company’s regular payroll process, and subject to applicable tax and other withholdings. This is a full-time, exempt position and assumes a 40 hour work week, however as exempt employee, you will not be eligible for any overtime pay if your work week exceeds 40 hours. Following the closing of an equity financing in which the Company raises cash proceeds of at least $40,000,000, the Chief Executive Officer of the Company will review your salary and consider an increase in your salary.

Options: Following the start of your employment, the Company will grant you certain options to purchase shares of Common Stock (each, an “Option”), as set forth on Exhibit A hereto. The Options will be subject to the terms and conditions applicable to options granted pursuant to the Company’s 2018 Stock Plan (“Plan”), as described in the Plan and the applicable Stock Option Agreement. The exercise price per share subject to each Option will be determined by the Company’s Board of Directors when the Option is granted. The Options will be subject to vesting as described on Exhibit A hereto.

Relocation: You will be required to relocate to and maintain a residence in Los Angeles, CA (the “Relocation”). To assist in your Relocation, the Company will reimburse you for relocation expenses of up to $12,250.

Employee Benefits: As a regular employee of the company, you will be eligible to participate in a number of Company-sponsored benefits, which currently include health, dental, vision and life insurance benefit plans, with such employee plan premiums to be paid by the Company.

At-Will Employment: Your employment with the Company is “at will,” and thus you or the Company may terminate your employment at any time, with or without cause or advance notice. The Company reserves the right, in its sole discretion, to change your compensation and/or employee benefits at any time on a prospective basis.

Severance Benefits. If your employment is terminated by the Company without Cause (as defined below), then you will be entitled to the severance benefits described in this offer letter; provided, however, that you have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the severance benefits described in this offer letter.

If your employment is terminated by the Company without Cause, then the Company will continue to pay your base salary for a period of months equal to (i) one month plus (ii) one month for each full year of service with the Company prior to your termination, up to a maximum of 3 months total. Your base salary will be paid at the rate in effect at the time of your termination and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your termination and, once they commence, will include any unpaid amounts accrued from the date of your termination. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year. For this purpose, “Cause” shall mean (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

Additional Agreements: As a condition of your employment, you agree to execute any additional agreements required by the Company at the start of your employment, including the Company’s standard form of Proprietary Information and Inventions Agreement (“PIIA”). This includes any agreements that relate to your confidentiality or intellectual property assignment obligations to the Company. You further agree that at all times during your employment (and following your employment, as applicable), you will be bound by, and will fully comply with, these additional agreements.

Contingencies: This offer is contingent upon the successful completion of any background or reference checks desired by the Company. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days following the start of your employment, or our employment relationship with you may be terminated.

Additional Terms and Conditions of Offer:

Entire Agreement: This employment agreement, along with the PIIA, and other onboarding documents set forth the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in this agreement. This employment agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

This offer of employment will expire July 12th, 2020 at 5:00 pm.

Kingsley, we are excited by the prospect of you joining the Company.

Sincerely,
Xos, Inc.

By:

/s/ Dakota Semler

Name:	Dakota Semler
Title:	CEO

* * * ** ** ** * ** ** ** ** * ** ** ** ** * ** ** * *

I hereby agree to and accept employment with the Company on the terms and conditions set forth in this offer letter.

By:

/s/ Kingsley Afemikhe

Kingsley Afemikhe Dated: 07/10/20

3